Exhibit 10.1
Executed Version
$200,000,000
CREDIT AGREEMENT
dated as of
April 7, 2010
among
Duke Energy Corporation
and
Duke Energy Carolinas, LLC,
as Borrowers,
The Banks Listed Herein,
Branch Banking and Trust Company,
as Administrative Agent,
Regions Bank,
as Syndication Agent
and
First Tennessee Bank N.A.
and
RBC Bank (USA),
as Co-Documentation Agents

BB&T Capital Markets and
Regions Capital Markets,
Co-Lead Arrangers and
Joint Bookrunners

i

ii

EXHIBIT A — Note
EXHIBIT B-1 — Opinion of Internal Counsel of the Borrower
EXHIBIT B-2 — Opinion of Special Counsel for the Borrower
EXHIBIT C — Opinion of Davis Polk & Wardwell, Special Counsel for the Agents
EXHIBIT D — Assignment and Assumption Agreement

iii

CREDIT AGREEMENT
     AGREEMENT dated as of April 7, 2010 among DUKE ENERGY CORPORATION and DUKE ENERGY CAROLINAS, LLC, as Borrowers, the BANKS listed on the signature pages hereof, BRANCH BANKING AND TRUST COMPANY, as Administrative Agent, REGIONS BANK, as Syndication Agent, and FIRST TENNESSEE BANK N.A. and RBC BANK (USA), as Co-Documentation Agents.
     The parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
     “Additional Bank” means any financial institution that becomes a Bank for purposes hereof pursuant to Section 2.16 or 8.06.
     “Administrative Agent” means BB&T in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.
     “Administrative Questionnaire” means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Administrative Agent and submitted to the Administrative Agent (with a copy to each Borrower) duly completed by such Bank.
     “Affected Bank” means any Bank, as reasonably determined by the Administrative Agent or if the Administrative Agent is the Affected Bank, by the Required Banks, that (a) has defaulted in its obligation to fund any Loan and such failure to fund continues for three Domestic Business Days after the date of Borrowing, (b) has notified either Borrower, the Administrative Agent, or any Bank in writing of its intention not to fund any Loan, (c) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Domestic Business Days of the date when due, unless the subject of a good faith dispute, (d) has failed, within three Domestic Business Days after written request by the Administrative Agent, or if the Administrative Agent is the Affected Bank, by the Required Banks, or either Borrower to confirm that it will comply with the terms hereunder relating to its obligations to fund prospective Loans or (e) shall (or whose parent company shall) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or shall have had any proceeding instituted by or against such Bank (or its parent company) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian for, it or for any substantial part of its property) shall occur, or shall take (or whose parent company shall take) any corporate action to authorize any of the actions set forth above in this subsection (e), provided that a Bank shall not be deemed to be an Affected Bank solely by virtue of the ownership or acquisition of any equity interest in any Bank or any person that directly or indirectly controls such Bank by a governmental authority or an instrumentality thereof.
     “Affiliate” means, as to any Person (the “specified Person”), (i) any other Person that directly, or indirectly through one or more intermediaries, controls the specified Person (a “Controlling Person”) or (ii) any Person (other than the specified Person) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agent” means any of the Administrative Agent, the Syndication Agent or the Co-Documentation Agents.
     “Agreement” means this Agreement as the same may be amended from time to time.
     “Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.
     “Applicable Margin” means, with respect to Euro-Dollar Loans or Base Rate Loans to either Borrower, the applicable rate per annum for such Borrower determined in accordance with the Pricing Schedule.
     “Appropriate Share” has the meaning set forth in Section 8.03(d).

     “Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.
     “Approved Officer” means the president, the chief financial officer, a vice president, the treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing with the consent of the Administrative Agent.
     “Assignee” has the meaning set forth in Section 9.06(c).
     “Availability Percentage” means, with respect to each Borrower at any time, the percentage equivalent to a fraction (a) the numerator of which is such Borrower’s Unused Sublimit and (b) the denominator of which is the sum of such Borrower’s Unused Sublimit plus the other Borrower’s Unused Sublimit.
     “Bank” means each bank or other financial institution listed on the signature pages hereof, each Additional Bank, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.
     “Base Rate” means, for any day for which the same is to be calculated, the higher of (a) the Prime Rate and (b) the Federal Funds Rate for such day plus 1/2 of 1%. Each change in the Base Rate shall take effect simultaneously with the corresponding change in the rates described in clause (a) or clause (b) above, as the case may be.
     “Base Rate Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.
     “BB&T” means Branch Banking and Trust Company.
     “Borrower” means each of Duke Energy Carolinas and the Company. References herein to “the Borrower” in connection with any Loan or Group of Loans hereunder are to the particular Borrower to which such Loan or Loans are made or proposed to be made.
     “Borrower Exposure” means, with respect to any Bank and either Borrower at any time, an amount equal to the product of such Bank’s Percentage and such Borrower’s Sublimit (whether used or unused) at such time.
     “Borrowing” has the meaning set forth in Section 1.03.
     “Change” has the meaning set forth in Section 9.05(b).

     “Co-Documentation Agent” means each of First Tennessee Bank N.A. and RBC Bank (USA) in its capacity as documentation agent in respect of this Agreement.
     “Commitment” means (i) with respect to any Bank listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule as its Commitment and (ii) with respect to each Additional Bank or Assignee which becomes a bank pursuant to Sections 2.16, 8.06 and 9.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Sections 2.08, 2.10, 8.06 or 9.06(c) or increased pursuant to Sections 2.16, 8.06 or 9.06(c).
     “Commitment Schedule” means the Commitment Schedule attached hereto.
     “Commitment Termination Date” means April 7, 2014.
     “Company” means Duke Energy Corporation, a Delaware corporation.
     “Consolidated Capitalization” means, with respect to either Borrower, the sum, without duplication, of (i) Consolidated Indebtedness of such Borrower, (ii) consolidated common equityholders’ equity as would appear on a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles, (iii) the aggregate liquidation preference of preferred or priority equity interests (other than preferred or priority equity interests subject to mandatory redemption or repurchase) of such Borrower and its Consolidated Subsidiaries upon involuntary liquidation, (iv) the aggregate outstanding amount of all Equity Preferred Securities of such Borrower and (v) minority interests as would appear on a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries prepared in accordance with generally accepted accounting principles.
     “Consolidated Indebtedness” means, at any date, with respect to either Borrower, all Indebtedness of such Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall exclude, to the extent otherwise reflected therein, Equity Preferred Securities of such Borrower and its Consolidated Subsidiaries up to a maximum excluded amount equal to 15% of Consolidated Capitalization of such Borrower.
     “Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

     “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the State of North Carolina are authorized by law to close.
     “Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrowers and the Administrative Agent.
     “Duke Energy Carolinas” means Duke Energy Carolinas, LLC, a North Carolina limited liability company.
     “Duke Energy Carolinas Mortgage” means the First and Refunding Mortgage between Duke Energy Carolinas and The Bank of New York Mellon Trust Company, N.A., as successor trustee, dated as of December 1, 1927 as amended or supplemented from time to time.
     “Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.
     “Endowment” means the Duke Endowment, a charitable common law trust established by James B. Duke by Indenture dated December 11, 1924.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
     “Equity Preferred Securities” means, with respect to either Borrower, any trust preferred securities or deferrable interest subordinated debt securities issued by such Borrower or any Subsidiary or other financing vehicle of such Borrower that (i) have an original maturity of at least twenty years and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the first anniversary of the Maturity Date.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Group” means, with respect to either Borrower, such Borrower and all other members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
     “Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
     “Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrowers and the Administrative Agent.
     “Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.
     “Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.
     “Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.15.
     “Event of Default” has the meaning set forth in Section 6.01.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to BB&T on such day on such transactions as determined by the Administrative Agent.

     “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Group of Loans” means at any time a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans to the same Borrower having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.
     “Hedging Agreement” means for any Person, any and all agreements, devices or arrangements designed to protect such Person or any of its Subsidiaries from the fluctuations of interest rates, exchange rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, commodity swap agreements, forward rate currency or interest rate options, puts and warrants. Notwithstanding anything herein to the contrary, “Hedging Agreements” shall also include fixed-for-floating interest rate swap agreements and similar instruments.
     “Increased Commitments” has the meaning set forth in Section 2.16.
     “Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all indebtedness under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (v) the face amount of all outstanding letters of credit issued for the account of such Person (other than letters of credit relating to indebtedness included in Indebtedness of such Person pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (vi) indebtedness secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (vii) all direct guarantees of Indebtedness referred to above of another Person, (viii) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock or member interests or other preferred or priority equity interests and (ix) any obligations of such Person

(in the nature of principal or interest) in respect of acceptances or similar obligations issued or created for the account of such Person.
     “Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six, or, if deposits of a corresponding maturity are generally available in the London interbank market, nine months thereafter, as the Borrower may elect in such notice; provided that:
     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and
     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month;
provided further that: no Interest Period applicable to any Loan of any Bank may end after the Maturity Date.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
     “Investment Grade Status” exists as to any Person at any date if all senior long-term unsecured debt securities of such Person outstanding at such date which had been rated by S&P or Moody’s are rated BBB- or higher by S&P or Baa3 or higher by Moody’s, as the case may be, or if such Person does not have a rating of its long-term unsecured debt securities, then if the corporate credit rating of such Person, if any exists, from S&P is BBB- or higher or the issuer rating of such Person, if any exists, from Moody’s is Baa3 or higher.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, either Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Loan” means a loan made or to be made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
     “London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).
     “Master Credit Facility” means the Amended and Restated Credit Agreement dated as of June 28, 2007, as amended by Amendment No. 1 dated as of March 10, 2008, among the Company, Duke Energy Carolinas, Duke Energy Ohio, Inc., Duke Energy Indiana, Inc. and Duke Energy Kentucky, Inc., as Borrowers, the banks listed therein, Wachovia Bank, National Association, as Administrative Agent, and the other parties party thereto, as the same may be amended, amended and restated, modified, supplemented, refinanced or replaced from time to time after the date hereof.
     “Material Debt” means, with respect to either Borrower, Indebtedness of such Borrower or any of its Material Subsidiaries in an aggregate principal amount exceeding $150,000,000.
     “Material Plan” has the meaning set forth in Section 6.01(i).
     “Material Subsidiary” means at any time, with respect to either Borrower, any Subsidiary of such Borrower that is a “significant subsidiary” (as such term is defined on the Effective Date in Regulation S-X of the Securities and Exchange Commission (17 CFR 210.1-02(w)), but treating all references therein to the “registrant” as references to such Borrower).
     “Maturity Date” means the earlier of (i) the Commitment Termination Date and (ii) solely with respect to any Loan to Duke Energy Carolinas, 365 days from the date of the Borrowing of such Loan; provided that if Duke Energy Carolinas designates such Borrowing as long-term in its Notice of Borrowing, then this clause (ii) shall not be applicable thereto.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage Indenture” means the Duke Energy Carolinas Mortgage.
     “Notes” means promissory notes of a Borrower, in the form required by Section 2.04, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
     “Notice of Borrowing” has the meaning set forth in Section 2.02.

     “Notice of Interest Rate Election” has the meaning set forth in Section 2.09.
     “Parent” means, with respect to any Bank, any Person controlling such Bank.
     “Participant” has the meaning set forth in Section 9.06(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Percentage” means, with respect to any Bank at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time.
     “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the ERISA Group for employees of a member of the ERISA Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     “Pricing Schedule” means the Pricing Schedule attached hereto.
     “Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Domestic Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.
     “Quarterly Payment Date” means the first Domestic Business Day of each January, April, July and October.

     “Regions” means Regions Bank.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Required Banks” means, at any time, Banks having at least 51% in aggregate amount of the Commitments at such time (or if the Commitments shall have terminated in their entirety, having at least 51% in aggregate outstanding principal amount of the Loans at such time), excluding, in each case, any Commitments (or any Loans) of Affected Banks, provided that if there are three or more Banks party hereto at such time, then such percentage must be held by three or more Banks.
     “Revolving Credit Period” means the period from and including the Effective Date to but not including the Commitment Termination Date.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “Sublimit” means, with respect to each Borrower, at any time, an amount equal to (i) the aggregate amount of the Commitments at such time multiplied by (ii) the percentage set forth opposite its name in the table below:

Borrower	Sublimit
Company	50%

Duke Energy Carolinas	100%
     The Borrowers may, by joint notice to such effect to the Administrative Agent, specify a different percentage of the Commitments (but in no event more than 50%) to be used for purposes of determining the Sublimit of the Company hereunder.
     “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.
     “Substantial Assets” means, with respect to either Borrower, assets sold or otherwise disposed of in a single transaction or a series of related transactions representing 25% or more of the consolidated assets of such Borrower and its Consolidated Subsidiaries, taken as a whole.

     “Syndication Agent” means Regions in its capacity as syndication agent in respect of this Agreement.
     “Trust” means The Doris Duke Trust, a trust established by James B. Duke by Indenture dated December 11, 1924 for the benefit of certain relatives.
     “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or the Plan under Title IV of ERISA.
     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
     “Unused Sublimit” means, with respect to either Borrower at any time, the maximum additional amount available for borrowing hereunder by such Borrower at such time within the Utilization Limits.
     “Utilization Limits” means the requirements that (i) for any Bank, the aggregate outstanding principal amount of its Loans to all Borrowers hereunder shall at no time exceed the amount of its Commitment, (ii) for either Borrower, the aggregate outstanding principal amount of Loans to such Borrower shall at no time exceed its Sublimit and (iii) for both Borrowers, the aggregate outstanding principal amount of all Loans shall at no time exceed the aggregate amount of the Commitments.
     Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used in determining compliance with Section 5.10 shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for immaterial changes) with the most recent audited consolidated financial statements of such Borrower and its Consolidated Subsidiaries delivered to the Banks.
     Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to a single Borrower pursuant to Article 2 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro Dollar Loans and a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans).

ARTICLE 2
The Credits
     Section 2.01. Commitments to Lend. During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to each Borrower pursuant to this Section from time to time; provided that, immediately after each such loan is made, the Utilization Limits are not exceeded. Each Borrowing shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 and shall be made from the several Banks ratably in proportion to their respective Commitments in effect on the date of Borrowing. Within the foregoing limits, the Borrowers may borrow under this Section, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.
     Section 2.02. Notice of Borrowings. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:00 A.M. (Eastern time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:
     (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;
     (b) the aggregate amount of such Borrowing;
     (c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate;
     (d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and
     (e) if applicable, the designation contemplated by the definition of Maturity Date.
     Section 2.03. Notice to Banks; Funding of Loans. (a) Upon receipt (or deemed receipt) of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
     (b) Not later than 1:00 P.M. (Eastern time) on the date of each Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower by 2:00 P.M. (Eastern time) at the Administrative Agent’s aforesaid address.
     (c) Unless the Administrative Agent shall have received notice from a Bank prior to 1:00 P.M. (Eastern time) on the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and, if such Bank shall not have made such payment within two Domestic Business Days of demand therefor, the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.
     (d) The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make a Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.
     Section 2.04. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Bank, each Loan made by such Bank and each repayment of any Loan made by such Bank. Any such recordation by the Administrative Agent on the Register shall be conclusive, absent manifest error. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations hereunder.
     (b) Each Borrower hereby agrees that, promptly upon the request of any Bank at any time, such Borrower shall deliver to such Bank a duly executed Note, in substantially the form of Exhibit A hereto, payable to the order of such Bank and representing the obligation of such Borrower to pay the unpaid principal amount of the Loans made to such Borrower by such Bank, with interest as provided herein on the unpaid principal amount from time to time outstanding.
     (c) Each Bank shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Bank receiving a Note pursuant to this Section, if such Bank so elects in connection with any transfer or enforcement of its Note, may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of either Borrower hereunder or under the Notes. Such Bank is hereby irrevocably authorized by each Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.
     Section 2.05. Maturity of Loans. Each Loan made by any Bank shall mature, and the principal amount thereof shall be due and payable together with accrued interest thereon, on the Maturity Date applicable to such Loan.
     Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date, at maturity and on the date of termination of the Commitments in their entirety. Any overdue principal of or overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.
     (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
     The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Reuters’ Page LIBOR-01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of Reuters, as may be nominated by the Administrative Agent in consultation with the Borrowers for such purpose) as of 11:00 A.M. (London time) two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for

U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that no such rate is available at such time for any reason, then the provisions of Section 8.01 shall apply.
     (c) Any overdue principal of or overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the Base Rate for such day.
     (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks by telecopy, telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error unless the Borrower raises an objection thereto within five Domestic Business Days after receipt of such notice.
     Section 2.07. Fees. (a) Unused Commitment Fees. The Borrowers shall pay to the Administrative Agent, for the account of the Banks (but not for the account of any Affected Bank), ratably, an unused commitment fee on the daily average amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal amount of the Loans, accruing at the applicable rate per annum specified in the Pricing Schedule; provided that the Company shall pay the unused commitment fee on an amount equal to its Unused Sublimit and Duke Energy Carolinas shall pay the balance of such fee. Such unused commitment fee shall accrue for each day from and including the Effective Date but excluding the day on which the related Borrower Exposures are reduced to zero.
     (b) Payments. Accrued fees under this Section for the account of any Bank shall be payable quarterly in arrears on each Quarterly Payment Date and upon the Commitment Termination Date (and, if earlier, the date the Borrower Exposure of such Bank in respect of either Borrower is reduced to zero).
     Section 2.08. Optional Termination or Reduction of Commitments. The Company may, upon not less than three Domestic Business Days’ notice to the Administrative Agent, terminate at any time, or reduce from time to time in minimum amounts of $10,000,000 or incremental multiples of $5,000,000, the aggregate unused amount of the Commitments. Each such reduction shall be applied ratably to the Commitments of the several Banks. The Administrative Agent shall promptly notify the Banks of any termination or reduction of the Commitments pursuant to this Section.

     Section 2.09. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection (a)), as follows:
     (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and
     (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 11:00 A.M. (Eastern time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000.
     (b) Each Notice of Interest Rate Election shall specify:
     (i) the Group of Loans (or portion thereof) to which such notice applies;
     (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.09(a) above;
     (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and
     (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.
     (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection 2.09(a) above, the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period.
     (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.
     Section 2.10. Mandatory Termination of Commitments. The Commitment of each Bank shall terminate on the Commitment Termination Date.
     Section 2.11. Optional Prepayments. (a) The Borrower may (i) upon notice to the Administrative Agent not later than 11:00 A.M. (Eastern time) on any Domestic Business Day prepay on such Domestic Business Day any Group of Base Rate Loans and (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent not later than 11:00 A.M. (Eastern time) prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and together with any additional amounts payable pursuant to Section 2.13. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing.
     (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.
     Section 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. (Eastern time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01 and without reduction by reason of any set-off, counterclaim or deduction of any kind. The Administrative Agent will promptly distribute to each Bank in like funds its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
     (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.
     Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted to a Base Rate Loan or continued as a Euro-Dollar Loan for a new Interest Period (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.03(a), 2.09(c) or 2.11(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of Applicable Margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.
     Section 2.14. Computation of Interest and Fees. Interest based on the Base Rate and unused commitment fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest based on the Euro-Dollar Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
     Section 2.15. Regulation D Compensation. In the event that a Bank is required to maintain reserves of the type contemplated by the definition of “Euro-Dollar Reserve Percentage”, such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least three Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrower may reasonably request.
     “Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).
     Section 2.16. Increase in Commitments; Additional Banks. (a) Subsequent to the Effective Date, the Company may increase the aggregate amount of the Commitments in minimum increments of $1,000,000 up to five times by (i) designating a financial institution not theretofore a Bank to become a an Additional Bank (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed) or (ii) by agreeing with an existing Bank that such Bank’s Commitment shall be increased, provided that after giving effect to any such increase, the total Commitments shall not exceed $300,000,000 (the amount of any such increase, the “Increased Commitments”).
     (b) An increase in the aggregate amount of the Commitments pursuant to this Section 2.16 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrowers, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the Increased Commitments and such opinions of counsel for the Borrowers with respect to the Increased Commitments as the Administrative Agent may reasonably request.
Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.16 within five Domestic Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Euro-Dollar Loans then outstanding, the Borrower shall prepay such Group of Loans in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Banks in such proportion.
ARTICLE 3
Conditions
     Section 3.01 . Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05(a)).
     (a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telecopy, telex or other written confirmation from such party of execution of a counterpart hereof by such party);
     (b) receipt by the Administrative Agent of (i) an opinion of internal counsel of each Borrower, substantially in the form of Exhibit B-1 hereto and (ii) an opinion of Robinson, Bradshaw & Hinson, P.A., special counsel for the Borrowers, substantially in the form of Exhibit B-2 hereto, and, in each case, covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
     (c) receipt by the Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;
     (d) receipt by the Administrative Agent of a certificate signed by a Vice President, the Treasurer, an Assistant Treasurer or the Controller of each Borrower, dated the Effective Date, to the effect set forth in clauses (b) and (c) of Section 3.02;
     (e) receipt by the Administrative Agent of all documents it may have reasonably requested prior to the date hereof relating to the existence of the Borrowers, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and
     (f) receipt by the Administrative Agent for the account of the Banks of participation fees as heretofore mutually agreed by the Borrowers and the Administrative Agent;
provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than April 30, 2010. The Administrative Agent shall promptly notify the Borrowers and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.
     Section 3.02. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing by either Borrower is subject to the satisfaction of the following conditions:
     (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02;
     (b) the fact that, immediately after such Borrowing, no Default with respect to the Borrower shall have occurred and be continuing; and
     (c) the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Sections 4.04(b) and 4.06) shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b) and (c) of this Section.
ARTICLE 4
Representations and Warranties
     Each Borrower, severally but not jointly, represents and warrants that:
     Section 4.01. Organization and Power. Such Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole.
     Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by such Borrower of this Agreement and the Notes are within such Borrower’s powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for consents, authorizations or filings which have been obtained or made, as the case may be, and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation, by-laws, certificate of formation or the limited liability company agreement of such Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or result in the creation or imposition of any Lien on any asset of such Borrower or any of its Material Subsidiaries.
     Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Borrower and each Note, if and when executed and delivered by it in accordance with this Agreement, will constitute a valid and binding obligation of such Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
     Section 4.04. Financial Information. (a) The consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of December 31, 2009 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the fiscal year then ended, reported on by Deloitte &

Touche, copies of which have been delivered to each of the Banks by using such Borrower’s IntraLinks site or otherwise made available, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.
     (b) Since December 31, 2009, there has been no material adverse change in the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole.
     Section 4.05. Regulation U. Such Borrower and its Material Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Borrowing by such Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of such Borrower and its Material Subsidiaries is represented by margin stock.
     Section 4.06. Litigation. Except as disclosed in the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2009, there is no action, suit or proceeding pending against, or to the knowledge of such Borrower threatened against or affecting, such Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would be likely to be decided adversely to such Borrower or such Subsidiary and, as a result, have a material adverse effect upon the business, consolidated financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement or any Note.
     Section 4.07. Compliance with Laws. Such Borrower and each of its Material Subsidiaries is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) non-compliance would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.
     Section 4.08. Taxes. Such Borrower and its Material Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Borrower or any such

Material Subsidiary except (i) where nonpayment would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) where the same are contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of such Borrower and its Material Subsidiaries in respect of taxes or other governmental charges are, in the opinion of such Borrower, adequate.
ARTICLE 5
Covenants
     Each Borrower, severally but not jointly, agrees that, so long as any Bank has any Commitment hereunder with respect to such Borrower or any amount payable hereunder remains unpaid by such Borrower:
     Section 5.01. Information. Such Borrower will deliver to each of the Banks:
     (a) as soon as available and in any event within 120 days after the end of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner consistent with past practice (except for immaterial changes) and with applicable requirements of the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;
     (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of such Borrower, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of such Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of such Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency (except for immaterial changes) by an Approved Officer of such Borrower;
     (c) within the maximum time period specified for the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Approved Officer of such Borrower (i) setting forth in reasonable detail the calculations required to establish whether such Borrower was in compliance with the requirements of Section 5.10 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;
     (d) within five days after any officer of such Borrower with responsibility relating thereto obtains knowledge of any Default, if such Default is then continuing, a certificate of an Approved Officer of such Borrower setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;
     (e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which such Borrower shall have filed with the Securities and Exchange Commission;
     (f) if and when any member of such Borrower’s ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Material Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Material Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Material Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Material Plan or makes any amendment to any Material Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of such Borrower setting forth details as to such occurrence and action, if any, which such Borrower or applicable member of the ERISA Group is required or proposes to take;
     (g) promptly, notice of any change in the ratings of such Borrower referred to in the Pricing Schedule; and

     (h) from time to time such additional information regarding the financial position or business of such Borrower and its Consolidated Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.
     Information required to be delivered pursuant to these Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered on the date on which such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov/edaux/searches.htm, on such Borrower’s IntraLinks or Syndtrak site or at another website identified in a notice from such Borrower to the Banks and accessible by the Banks without charge; provided that (i) a certificate delivered pursuant to Section 5.01(c) shall also be deemed to have been delivered upon being posted to such Borrower’s IntraLinks or Syndtrak site and (ii) such Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b) and 5.01(e) to any Bank which requests such delivery.
     Section 5.02. Payment of Taxes. Such Borrower will pay and discharge, and will cause each of its Material Subsidiaries to pay and discharge, at or before maturity, all their tax liabilities, except where (i) nonpayment would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each of its Material Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.
     Section 5.03. Maintenance of Property; Insurance. (a) Such Borrower will keep, and will cause each of its Material Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
     (b) Such Borrower will, and will cause each of its Material Subsidiaries to, maintain (either in the name of such Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against by companies of established repute engaged in the same or a similar business; provided that self-insurance by such Borrower or any such Material Subsidiary, shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties self-insure; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
     Section 5.04. Maintenance of Existence. Such Borrower will preserve, renew and keep in full force and effect, and will cause each of its Material

Subsidiaries to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 5.04 shall prohibit the termination of any right, privilege or franchise of such Borrower or any such Material Subsidiary or of the corporate or other legal existence of any such Material Subsidiary, or the change in form of organization of such Borrower or any such Material Subsidiary, if such Borrower in good faith determines that such termination or change is in the best interest of such Borrower, is not materially disadvantageous to the Banks and, in the case of a change in the form of organization of such Borrower, the Administrative Agent has consented thereto.
     Section 5.05. Compliance with Laws. Such Borrower will comply, and cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and Environmental Laws) except where (i) noncompliance would not have a material adverse effect on the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings.
     Section 5.06. Books and Records. Such Borrower will keep, and will cause each of its Material Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities in accordance with its customary practices; and will permit, and will cause each such Material Subsidiary to permit, representatives of any Bank at such Bank’s expense (accompanied by a representative of such Borrower, if such Borrower so desires) to visit any of their respective properties, to examine any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon such reasonable notice, at such reasonable times and as often as may reasonably be desired.
     Section 5.07. Negative Pledge. Such Borrower will not create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
     (a) Liens granted by such Borrower existing as of the Effective Date securing Indebtedness outstanding on the date of this Agreement in an aggregate principal amount not exceeding $100,000,000;
     (b) the Lien of such Borrower’s Mortgage Indenture (if any) securing Indebtedness outstanding on the Effective Date or issued hereafter;

     (c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into such Borrower and not created in contemplation of such event;
     (d) any Lien existing on any asset prior to the acquisition thereof by such Borrower and not created in contemplation of such acquisition;
     (e) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;
     (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness is not increased and is not secured by any additional assets;
     (g) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;
     (h) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, created in the ordinary course of business and for amounts not past due for more than 60 days or which are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens, are promptly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;
     (i) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
     (j) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

     (k) Liens with respect to judgments and attachments which do not result in an Event of Default;
     (l) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other obligations arising in the ordinary course of business;
     (m) other Liens including Liens imposed by Environmental Laws arising in the ordinary course of its business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $100,000,000 at any time at which Investment Grade Status does not exist as to such Borrower and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
     (n) Liens securing obligations under Hedging Agreements entered into to protect against fluctuations in interest rates or exchange rates or commodity prices and not for speculative purposes, provided that such Liens run in favor of a Bank hereunder or under the Master Credit Facility or a Person who was, at the time of issuance, such a Bank; and
     (o) Liens not otherwise permitted by the foregoing clauses of this Section on assets of such Borrower securing obligations in an aggregate principal or face amount at any date not to exceed $500,000,000 for each Borrower.
     Section 5.08. Consolidations, Mergers and Sales of Assets. Such Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, Substantial Assets to any Person (other than a Subsidiary of such Borrower); provided that such Borrower may merge with another Person if such Borrower is the Person surviving such merger and, after giving effect thereto, no Default shall have occurred and be continuing.
     Section 5.09. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by such Borrower for its general corporate purposes, including liquidity support for outstanding commercial paper and acquisitions. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.
     Section 5.10. Indebtedness/Capitalization Ratio. The ratio of Consolidated Indebtedness of such Borrower to Consolidated Capitalization of such Borrower will at no time exceed 65%.

ARTICLE 6
Defaults
     Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) with respect to a particular Borrower shall have occurred and be continuing:
     (a) such Borrower shall fail to pay when due any principal of any Loan to it owed by it or shall fail to pay, within five days of the due date thereof, any interest, fees or any other amount payable by it hereunder;
     (b) such Borrower shall fail to observe or perform any covenant contained in Sections 5.04, 5.07, 5.08, 5.10 or the second sentence of 5.09, inclusive;
     (c) such Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to such Borrower by the Administrative Agent at the request of any Bank;
     (d) any representation, warranty, certification or statement made by such Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
     (e) such Borrower or any of its Material Subsidiaries shall fail to make any payment in respect of Material Debt (other than Loans to such Borrower hereunder) when due or within any applicable grace period;
     (f) any event or condition shall occur and shall continue beyond the applicable grace or cure period, if any, provided with respect thereto so as to result in the acceleration of the maturity of Material Debt;
     (g) such Borrower or any of its Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to, or shall fail generally to, pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced against such Borrower or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against such Borrower or any of its Material Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;
     (i) any member of such Borrower’s ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans of such ERISA Group having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any member of such ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Material Plan or a proceeding shall be instituted by a fiduciary of any such Material Plan against any member of such ERISA Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Material Plan must be terminated;
     (j) a judgment or other court order for the payment of money in excess of $50,000,000 shall be rendered against such Borrower or any of its Material Subsidiaries and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of 45 days;
     (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than trustees and participants in employee benefit plans of the Company and its Subsidiaries or the Endowment or Trust, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 50% or more of the outstanding shares of common stock of the Company; during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period (together with any successors nominated or appointed by such directors in the ordinary course) shall cease to constitute a majority of the board of directors of the Company; or in the case of Duke Energy Carolinas, such Borrower shall cease to be a Subsidiary of the Company; or

     (l) any “Event of Default” (as defined in the Master Credit Facility) with respect to such Borrower under the Master Credit Facility;
then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 66-2/3% in aggregate amount of the Commitments, by notice to such Borrower terminate the Commitments as to such Borrower and they shall thereupon terminate, and such Borrower shall no longer be entitled to borrow hereunder, and the Sublimit of such Borrower shall be reduced to zero and (ii) if requested by Banks holding more than 66-2/3% in aggregate principal amount of the Loans of such Borrower, by notice to such Borrower declare such Loans (together with accrued interest thereon) to be, and such Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to such Borrower, without any notice to such Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate with respect to such Borrower and the Loans of such Borrower (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.
     Section 6.02. Notice of Default. The Administrative Agent shall give notice to a Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.
ARTICLE 7
The Administrative Agent
     Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.
     Section 7.02. Administrative Agent and Affiliates. BB&T shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and BB&T and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with either Borrower or any Subsidiary or affiliate of either Borrower as if it were not the Administrative Agent hereunder.

     Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.
     Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of either Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
     Section 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss, penalties or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees thereunder.
     Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.
     Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrowers. Upon any such resignation, (i) the Company, with the consent of the Required Banks (such consent not to be unreasonably withheld or delayed), or (ii) if an Event of Default has occurred and is continuing, then the Required Banks, shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder; provided that if such successor Administrative Agent is appointed without the consent of the Company, such successor Administrative Agent may be replaced by the Company with the consent of the Required Banks so long as no Event of Default has occurred and is continuing at the time. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
     Section 7.09. Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrowers and the Administrative Agent.
     Section 7.10. Other Agents. None of the Syndication Agent or the Co-Documentation Agents, in their respective capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 8
Change in Circumstances
     Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing, Banks having 66-2/3% or more of the aggregate amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.
     Section 8.02. Illegality. If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund any of its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrowers, whereupon until such Bank notifies the Borrowers and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not be otherwise disadvantageous to such Bank in the good faith exercise of its discretion. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.
     Section 8.03. Increased Cost and Reduced Return. (a) If on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (the term “Bank” shall include, for purposes of this Section 8.03, the holding company of any Bank) (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) issued on or after such date of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition (other than in respect of Taxes or Other Taxes) affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank its Appropriate Share of such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date such Bank first notifies the Borrowers of its intention to demand compensation therefor under this Section 8.03(a).
     (b) If any Bank shall have determined that, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency given or made after the date of this Agreement, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank its Appropriate Share of such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that no such amount shall be payable with respect to any period commencing less than 30 days after the date such Bank first notifies the Borrowers of its intention to demand compensation under this Section 8.03(b).
     (c) Each Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.
     (d) The “Appropriate Share” of a Borrower with respect to any amount payable hereunder is the sum of (i) to the extent such amount is properly allocable to Loans outstanding hereunder, the portion of such amount properly allocable to the Loans outstanding to or for the account of such Borrower, and (ii) to the extent such amount is not properly allocable to Loans outstanding hereunder, the Appropriate Share shall be the product of the Availability Percentage of such Borrower and such amount.
     Section 8.04. Taxes. (a) For purposes of this Section 8.04 the following terms have the following meanings:
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by a Borrower pursuant to this Agreement or any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its income, net worth or gross receipts and franchise or similar taxes imposed on it by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments except to the extent that such Bank is subject to United States withholding tax by reason of a U.S. Tax Law Change.

     “Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.
     “U.S. Tax Law Change” means with respect to any Bank or Participant the occurrence (x) in the case of each Bank listed on the signature pages hereof, after the date of its execution and delivery of this Agreement and (y) in the case of any other Bank, after the date such Bank shall have become a Bank hereunder, and (z) in the case of each Participant, after the date such Participant became a Participant hereunder, of the adoption of any applicable U.S. federal law, U.S. federal rule or U.S. federal regulation relating to taxation, or any change therein, or the entry into force, modification or revocation of any income tax convention or treaty to which the United States is a party.
     (b) Any and all payments by either Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if either Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.
     (c) Each Borrower agrees to indemnify each Bank and the Administrative Agent for its Appropriate Share of the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Administrative Agent (as the case may be) makes demand therefor.
     (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter as required by law (but only so long as such Bank remains lawfully able to do so), shall provide the Borrowers two completed and duly executed copies of Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, or other documentation reasonably requested by the Borrowers, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.
     (e) For any period with respect to which a Bank has failed to provide the Borrowers with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a U.S. Tax Law Change), such Bank shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to any Taxes or Other Taxes which would not have been payable had such form been so provided; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes (it being understood, however, that the Borrowers shall have no liability to such Bank in respect of such Taxes).
     (f) If either Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will take such action (including changing the jurisdiction of its Applicable Lending Office) as in the good faith judgment of such Bank (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.
     (g) If any Bank or the Administrative Agent receives a refund (including a refund in the form of a credit against taxes that are otherwise payable by the Bank or the Administrative Agent) of any Taxes or Other Taxes for which either Borrower has made a payment under Section 8.04(b) or (c) and such refund was received from the taxing authority which originally imposed such Taxes or Other Taxes, such Bank or the Administrative Agent agrees to reimburse such Borrower to the extent of such refund; provided that nothing contained in this paragraph (g) shall require any Bank or the Administrative Agent to seek any such refund or make available its tax returns (or any other information relating to its taxes which it deems to be confidential).
     Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or to continue or convert outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to

Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrowers that the circumstances giving rise to such suspension or demand for compensation no longer apply:
     (a) all Loans which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and
     (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Loans shall be applied to repay its Base Rate Loans instead.
If such Bank notifies the Borrowers that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.
     Section 8.06. Substitution of Bank; Termination Option. If (i) the obligation of any Bank to make or to convert or continue outstanding Loans as or into Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Bank has demanded compensation under Section 8.03 or 8.04, (iii) any Bank becomes an Affected Bank or (iv) Investment Grade Status ceases to exist as to any Bank that is rated, then:
     (a) the Borrowers shall have the right, with the assistance of the Administrative Agent, to designate a substitute bank or banks (which may be one or more of the Banks) mutually satisfactory to the Borrowers and the Administrative Agent to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto, the outstanding Loans of such Bank and assume the Commitment of such Bank, without recourse to or warranty by, or expense to, such Bank, for a purchase price equal to the principal amount of all of such Bank’s outstanding Loans plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Bank’s Commitment hereunder and all other amounts payable by the Borrowers to such Bank hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment; and

     (b) if at the time Investment Grade Status exists as to the Borrowers, the Borrowers may elect to terminate this Agreement as to such Bank; provided that (i) the Borrowers notify such Bank through the Administrative Agent of such election at least three Euro-Dollar Business Days before the effective date of such termination and (ii) the Borrowers repay or prepay the principal amount of all outstanding Loans made by such Bank plus any accrued but unpaid interest thereon and the accrued but unpaid fees in respect of such Bank’s Commitment hereunder plus all other amounts payable by the Borrowers to such Bank hereunder, not later than the effective date of such termination. Upon satisfaction of the foregoing conditions, the Commitment of such Bank shall terminate on the effective date specified in such notice.
ARTICLE 9
Miscellaneous
     Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of either Borrower or the Administrative Agent, at its address or telecopy or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telecopy or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telecopy or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers. Each such notice, request or other communication shall be effective (i) if given by telecopy or telex, when such telecopy or telex is transmitted to the telecopy or telex number specified in this Section and the appropriate answerback or confirmation slip, as the case may be, is received or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until delivered.
     Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 9.03. Expenses; Indemnification. (a) Each Borrower shall pay (i) its Appropriate Share of all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Agents, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged

Default with respect to such Borrower hereunder and (ii) if an Event of Default with respect to such Borrower occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.
     (b) Each Borrower agrees to indemnify each Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, penalties, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder, in each case to the extent of such Borrower’s Appropriate Share; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.
     Section 9.04. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount then due with respect to the Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness under this Agreement.
     Section 9.05. Amendments and Waivers; Conforming Changes. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Person); provided that no such amendment or waiver shall (x) unless signed by each Bank affected thereby, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or interest thereon or any fees hereunder or for termination of any Commitment or

(iv) impose a restriction on the ability of any Bank to assign its rights and obligations hereunder or (y) unless signed by all Banks, (i) change the definition of Required Banks or the provisions of this Section 9.05, (ii) change the provisions of Section 9.04 or (iii) change any requirement for ratable application of payments, including, without limitation, under Sections 2.11 and 2.12 of this Agreement.
     (b) If any representation or warranty in Article 4 of the Master Credit Facility, any covenant in Article 5 of the Master Credit Facility or any event of default in Article 6 of the Master Credit Facility and, in each case, any related definitions in the Master Credit Facility, is replaced, changed, amended, modified, supplemented or removed (any of the foregoing, a “Change”), regardless of whether the Master Credit Facility is replaced, refinanced, amended and restated, amended, modified or supplemented and regardless of whether any such Change occurs in the corresponding article or definitions, such Change shall be incorporated automatically into this Agreement upon the later of (i) the effectiveness of such Change in the Master Credit Facility and (ii) the 30th day after the Administrative Agent’s receipt of notice from the Company of such Change, provided that the Required Banks hereunder do not notify the Company through the Administrative Agent within 30 days after the Administrative Agent’s receipt of such notice from the Company of their election (which may be made in their discretion) that such Change shall not be effective with respect to this Agreement.
     Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and each Indemnitee, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.
     (b) Any Bank may, with the consent (unless an Event of Default then exists) of the Company (such consent not to be unreasonably withheld or delayed), at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans; provided that the Company shall be deemed to have consented to any such participation unless it shall object thereto by written notice to the Administrative Agent within five Domestic Business Days after delivery of notice thereof, and that any Bank may, without the consent of either Borrower, at any time grant participating interests in its Commitment or any or all of its Loans to another Bank, an Approved Fund or an Affiliate of such transferor Bank. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (x) (i), (ii) or (iii) of Section 9.05(a) without the consent of the Participant. Each Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest, subject to the performance by such Participant of the obligations of a Bank thereunder. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).
     (c) Any Bank may at any time assign to one or more banks or other financial institutions (except to either Borrower or to any Affected Bank) (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $1,000,000 (unless the Company and the Administrative Agent shall otherwise agree)) of all of its rights and obligations under this Agreement and its Note (if any), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and only with and subject to) the prior written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Company (which shall not be unreasonably withheld or delayed); provided that unless such assignment is of the entire right, title and interest of the transferor Bank hereunder, after making any such assignment such transferor Bank shall have a Commitment of at least $1,000,000 (unless the Company and the Administrative Agent shall otherwise agree). Upon execution and delivery of such instrument of assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required by the Assignee, a Note(s) is issued to the Assignee. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the

Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04. All assignments (other than assignments to Affiliates) shall be subject to a transaction fee in the amount of $3,500 payable by the transferor Bank to the Administrative Agent for its own account.
     (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note (if any) to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder or modify any such obligations.
     (e) No Assignee, Participant or other transferee of any Bank’s rights (including any Applicable Lending Office other than such Bank’s initial Applicable Lending Office) shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.
     Section 9.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 9.08. Confidentiality. Each Agent and each Bank agrees to keep any information delivered or made available by either Borrower pursuant to this Agreement confidential from anyone other than persons employed or retained by such Bank and its affiliates who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Bank or any Agent, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by any Agent or any Bank prohibited by this Agreement, (f) in connection with any litigation to which any Agent, any Bank or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Bank’s or any Agent’s legal counsel and independent auditors, (i) subject to provisions substantially similar to those contained in this Section 9.08, to any actual or proposed Participant or Assignee and (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement.

     Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note (if any) shall be construed in accordance with and governed by the law of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 9.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENTS AND THE BANKS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.12. USA Patriot Act. Each Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank to identify such Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUKE ENERGY CORPORATION

By:	/s/ Stephen De May

	Name:	Stephen De May
	Title:	Senior Vice President, Investor Relations and Treasurer
	Address:	526 South Church Street
Charlotte, NC 28202-1904

Telecopy number:
	Taxpayer ID:	20-2777218

DUKE ENERGY CAROLINAS, LLC

By:	/s/ Stephen De May

	Name:	Stephen De May
	Title:	Senior Vice President and Treasurer
	Address:	526 South Church Street
Charlotte, NC 28202-1904

Telecopy number:
	Taxpayer ID:	56-0205520

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent and as a Bank

By:	/s/ Michael Skorich

	Name:	Michael Skorich
	Title:	Senior Vice President
	Address:	200 West Second Street
Winston-Salem, NC 27101

REGIONS BANK, as Syndication Agent and as a Bank

By:	/s/ Anthony LeTrent

	Name:	Anthony LeTrent
	Title:	Senior Vice President
	Address:	6805 Morrison Boulevard
Suite 100, Charlotte, NC 28211

FIRST TENNESSEE BANK N.A., as Co-Documentation Agent and as a Bank

By:	/s/ Jill Hamilton

	Name:	Jill Hamilton
	Title:	Vice President
	Address:	5821 Fairview Rd
Suite 302
Charlotte, NC 28209

RBC BANK (USA), as Co-Documentation Agent and as a Bank

By:	/s/ Richard E. Anglin III

	Name:	Richard E. Anglin III
	Title:	Bank Officer
	Address:	200 Providence Road
Suite 300
Charlotte, NC 28207

NCBT, a division of SCBT, N.A., as a Bank
By:	/s/ Andrew B. Griffin
	Name:	Andrew B. Griffin
	Title:	Senior Vice President

Address:	6525 Morrison Boulevard Charlotte, NC 28211

FIRST NATIONAL BANK OF SHELBY, as a Bank
By:	/s/ Earl H. Lutz, Jr.
	Name:	Earl H. Lutz, Jr.
	Title:	Executive Vice President

Address:	PO Box 168, Shelby, NC 28151

MECHANICS AND FARMERS BANK, as a Bank
By:	/s/ James E. Sansom
	Name:	James E. Sansom
	Title:	Senior Vice President

Address:	2634 Durham Chapel Hill Blvd. Durham, NC 27707

PARK STERLING BANK, as a Bank
By:	/s/ Fred H. Bumgardner, Jr.
	Name:	Fred H. Bumgardner, Jr.
	Title:	Senior Vice President

Address:	1043 East Morehead St. Charlotte, NC 28204

COMMITMENT SCHEDULE

Bank	Commitment
Branch Banking and Trust Company	$52,500,000.00
Regions Bank	$52,500,000.00
First Tennessee Bank N.A.	$30,000,000.00
RBC Bank (USA)	$30,000,000.00
NCBT, a division of SCBT, N.A.	$20,000,000.00
First National Bank of Shelby	$5,000,000.00
Mechanics and Farmers Bank	$5,000,000.00
Park Sterling Bank	$5,000,000.00

Total	$200,000,000.00

Pricing Schedule
     Each of “Applicable Margin” and “Unused Commitment Fee Rate” means, for any date, the rate set forth below in the applicable row and column corresponding to the credit rating, as determined in the paragraph below, of the applicable Borrower (or, in the case of the unused commitment fee, of the higher-rated Borrower) that exists on such date:
(basis points per annum)

			at least	at least	at least
	at least A	at least A-	BBB+ by	BBB by	BBB- by	less than BBB-
	by S&P or	by S&P or	S&P or	S&P or	S&P or	by S&P and
Borrower’s Credit	A2 by	A3 by	Baa1 by	Baa2 by	Baa3 by	less than Baa3
Rating	Moody’s	Moody’s	Moody’s	Moody’s	Moody’s	by Moody’s
Unused Commitment Fee Rate	25.0	25.0	37.5	37.5	50.0	50.0
Applicable Margin
Euro-Dollar Loans	150.0	175.0	187.5	200.0	212.5	225.0
Base Rate Loans	50.0	75.0	87.5	100.0	112.5	125.0
     Each Borrower’s credit rating will be determined based upon the rating assigned to its outstanding senior unsecured long-term debt securities by Standard & Poor’s, a division of the McGraw-Hill Companies, together with its successors (“S&P”) and Moody’s Investors Service (“Moody’s”), or, if such a credit rating is not available for either Borrower, then such Borrower’s credit rating will be determined based upon its corporate credit rating from S&P or its issuer rating from Moody’s. Each Borrower will maintain the ratings contemplated above from at least one of S&P and Moody’s. If the applicable rating is available from only one of such rating agencies, the applicable pricing will be based on that rating. The ratings in effect for any day are those in effect at the close of business on such day. A change in credit rating will result in an immediate change in the applicable pricing. In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable pricing will be the higher of the two; provided that if the rating differential is more than one notch, the applicable pricing will be based on a rating one notch lower than the higher of the two.

EXHIBIT A
NOTE
New York, New York
           __, 20__
     For value received, [Duke Energy Corporation, a Delaware corporation] [Duke Energy Carolinas, LLC, a North Carolina limited liability company] (the “Borrower”), promises to pay to the order of (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the date specified in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Branch Banking and Trust Company, 200 West 2nd Street, 16th floor, Winston-Salem, North Carolina 27101.
     All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank, and the Bank, if the Bank so elects in connection with any transfer or enforcement of its Note, may endorse on the schedule attached hereto appropriate notations to evidence the foregoing information with respect to the Loans then outstanding; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.
     This note is one of the Notes referred to in the Credit Agreement dated as of April 7, 2010 among Duke Energy Corporation, Duke Energy Carolinas, LLC, the banks listed on the signature pages thereof, Branch Banking and Trust Company, as Administrative Agent, and the other Agents party thereto (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

[DUKE ENERGY CORPORATION] [DUKE ENERGY CAROLINAS, LLC]
By:
Title:

Note (cont’d)
LOANS AND PAYMENTS OF PRINCIPAL

Amount of
	Amount	Type	Principal	Maturity	Notation
Date	of Loan	of Loan	Repaid	Date	Made By

EXHIBIT B-1
OPINION OF INTERNAL COUNSEL OF THE BORROWER
[Effective Date]
To the Banks and the Administrative Agent
  Referred to Below
c/o Branch Banking and Trust Company
   as Administrative Agent
200 West 2nd Street, 16th Floor
Winston-Salem, NC 27101
Attn: Loan Syndications
Ladies and Gentlemen:
     I am [title of internal counsel] of Duke Energy Corporation (the “Company”) and Duke Energy Carolinas, LLC (“Duke Energy Carolinas” and, together with the Company, the “Borrowers”) and have acted as their counsel in connection with the Credit Agreement (the “Credit Agreement”), dated as of April 7, 2010, among the Borrowers, the banks listed on the signature pages thereof, Branch Banking and Trust Company, as Administrative Agent, and the other Agents party thereto. Capitalized terms defined in the Credit Agreement are used herein as therein defined. This opinion letter is being delivered pursuant to Section 3.01(b) of the Credit Agreement.
     In such capacity, I or attorneys under my direct supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.
     Upon the basis of the foregoing, I am of the opinion that:
     1. The Company is a Delaware corporation validly existing and in good standing under the laws of Delaware. Duke Energy Carolinas is a North Carolina limited liability company validly existing and in good standing under the laws of North Carolina.
     2. The execution, delivery and performance by each Borrower of the Credit Agreement and any Notes are within such Borrower’s corporate or limited liability company powers, as the case may be, have been duly authorized by all

B-1-1

necessary corporate or limited liability company action, as the case may be, require no action by or in respect of, or filing with, any governmental body, agency or official (except for [list exceptions], which have been obtained or made, as the case may be, and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation, by-laws, articles of organization or limited liability company agreement, as the case may be, of such Borrower or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or, to my knowledge, result in the creation or imposition of any Lien on any asset of such Borrower or any of its Material Subsidiaries.
     3. The Credit Agreement and any Notes executed and delivered as of the date hereof have been duly executed and delivered by each Borrower.
     4. Except as disclosed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009, to my knowledge (but without independent investigation), there is no action, suit or proceeding pending or threatened against or affecting either Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, which would be likely to be decided adversely to such Borrower or such Subsidiary and, as a result, to have a material adverse effect upon the business, consolidated financial position or consolidated results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or any Notes.
     The phrase “to my knowledge”, as used in the foregoing opinion, refers to my actual knowledge without any independent investigation as to any such matters.
     I am a member of the Bar of the State of North Carolina and do not express any opinion herein concerning any law other than the law of the State of North Carolina, the federal law of the United States of America and the General Corporation Law of the State of Delaware.
     The opinions expressed herein are limited to the matters expressly stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly so stated. This opinion is rendered to you in connection with the above-referenced matter and may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other Person, firm or corporation without my prior written consent, except for Additional Banks and Assignees. My opinions expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes of applicable law or any other matters that may come to my attention after the date hereof that may affect my opinions expressed herein.
Very truly yours,

B-1-2

EXHIBIT B-2
OPINION OF
ROBINSON, BRADSHAW & HINSON, P.A.,
SPECIAL COUNSEL FOR THE BORROWER
[Effective Date]
To the Banks and the Administrative Agent
   Referred to Below
c/o Branch Banking and Trust Company
   as Administrative Agent
200 West 2nd Street, 16th Floor
Winston-Salem, NC 27101
Attn: Loan Syndications
Ladies and Gentlemen:
     We have acted as counsel to [Duke Energy Corporation., a Delaware corporation], [Duke Energy Carolinas, LLC, a North Carolina limited liability company] (the “Borrower”), in connection with the Credit Agreement (the “Credit Agreement”), dated as of April 7, 2010, among Duke Energy Corporation and Duke Energy Carolinas, LLC (the “Borrowers”), the banks listed on the signature pages thereof, Branch Banking and Trust Company, as Administrative Agent, and the other Agents party thereto. Capitalized terms used herein and not defined shall have the meanings given to them in the Credit Agreement. This opinion letter is being delivered pursuant to Section 3.01(b) of the Credit Agreement.
     In connection with this opinion, we also examined originals, or copies identified to our satisfaction, of such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Borrower.
     In rendering the opinions contained herein, we have assumed, among other things, that the Credit Agreement and any Notes to be executed (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) have been duly executed and delivered, (iv) require no

B-2-1

action by or in respect of, or filing with, any governmental body, agency of official and (v) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Borrower’s certificate of incorporation or by-laws or any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower. In addition, we have assumed that the Credit Agreement fully states the agreement between the Borrower and the Banks with respect to the matters addressed therein, and that the Credit Agreement constitutes a legal, valid and binding obligation of each Bank, enforceable in accordance with its respective terms.
     The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction. For purposes of our opinions, we have disregarded the choice of law provisions in the Credit Agreement and, instead, have assumed with your permission that the Credit Agreement and the Notes are governed exclusively by the internal, substantive laws and judicial interpretations of the State of North Carolina. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Borrower, the Loans, or any of them.
     Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower and the Notes, if and when issued, will constitute legal, valid and binding obligations of the Borrower, in each case, enforceable against the Borrower in accordance with its terms.
     The opinions expressed above are subject to the following qualifications and limitations:
     1. Enforcement of the Credit Agreement and the Notes is subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally.
     2. Enforcement of the Credit Agreement and the Notes is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) by which a court with proper jurisdiction may deny rights of specific performance, injunction, self-help, possessory remedies or other remedies.

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     3. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement or any Note that (i) purport to excuse a party for liability for its own acts, (ii) purport to make void any act done in contravention thereof, (iii) purport to authorize a party to act in its sole discretion, (iv) require waivers or amendments to be made only in writing, (v) purport to effect waivers of constitutional, statutory or equitable rights or the effect of applicable laws, (vi) impose liquidated damages, penalties or forfeiture, or (vii) purport to indemnify a party for its own negligence or willful misconduct. Indemnification provisions in the Credit Agreement are subject to and may be rendered unenforceable by applicable law or public policy, including applicable securities law.
     4. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement or the Notes purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees, including but not limited to North Carolina General Statutes § 6-21.2.
     5. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement purporting to waive the right of jury trial. Under North Carolina General Statutes § 22B-10, a provision for the waiver of the right to a jury trial is unconscionable and unenforceable.
     6. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.
     7. It is likely that North Carolina courts will enforce the provisions of the Credit Agreement providing for interest at a higher rate resulting from a Default or Event of Default (a “Default Rate”) which rate is higher than the rate otherwise stipulated in the Credit Agreement. The law, however, disfavors penalties, and it is possible that interest at the Default Rate may be held to be an unenforceable penalty, to the extent such rate exceeds the rate applicable prior to a default under the Credit Agreement. Also, since North Carolina General Statutes § 24-10.1 expressly provides for late charges, it is possible that North Carolina courts, when faced specifically with the issue, might rule that this statutory late charge preempts any other charge (such as default interest) by a bank for delinquent payments. The only North Carolina case which we have found that addresses this issue is a 1978 Court of Appeals decision, which in our opinion is of limited precedential value, North Carolina National Bank v. Burnette, 38 N.C. App. 120, 247 S.E.2d 648 (1978), rev’d on other grounds, 297 N.C. 524, 256 S.E.2d 388 (1979). While the court in that case did allow interest

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after default (commencing with the date requested in the complaint) at a rate six percent in excess of pre-default interest, we are unable to determine from the opinion that any question was raised as to this being penal in nature, nor does the court address the possible question of the statutory late charge preempting a default interest surcharge. Therefore, since the North Carolina Supreme Court has not ruled in a properly presented case raising issues of its possible penal nature and those of North Carolina General Statutes § 24-10.1, we are unwilling to express an unqualified opinion that the Default Rate of interest prescribed in the Credit Agreement is enforceable.
     8. We do not express any opinion as to the enforceability of any provisions contained in the Credit Agreement relating to evidentiary standards or other standards by which the Credit Agreement are to be construed.
     This opinion letter is delivered solely for your benefit in connection with the Credit Agreement and, except for any Additional Bank or any Assignee which becomes a Bank pursuant to Section 2.16 or 9.06(c) of the Credit Agreement, may not be used or relied upon by any other Person or for any other purpose without our prior written consent in each instance. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes of applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.
Very truly yours,

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EXHIBIT C
OPINION OF
DAVIS POLK & WARDWELL, SPECIAL COUNSEL
FOR THE AGENTS
[Effective Date]
To the Banks and the Administrative Agent
  Referred to Below
c/o Branch Banking and Trust Company
  as Administrative Agent
200 West 2nd Street, 16th Floor
Winston-Salem, NC 27101
Attn: Loan Syndications
Dear Sirs:
     We have participated in the preparation of the Credit Agreement (the “Credit Agreement”) dated as of April 7, 2010, among Duke Energy Corporation, a Delaware corporation and Duke Energy Carolinas, LLC, a North Carolina limited liability company (the “Borrowers”, each individually, a “Borrower”), the banks listed on the signature pages thereof (the “Banks”), Branch Banking and Trust Company, as Administrative Agent (the “Administrative Agent”), and the other Agents party thereto, and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.
     In rendering the opinion contained herein, we have assumed, among other things, that the Credit Agreement and any Notes to be executed (i) are within each Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) have been duly executed and delivered, (iv) require no action by or in respect of, or filing with, any governmental body, agency of

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official and (v) do not contravene, or constitute a default under, any provision of applicable law or regulation or of either Borrower’s certificate of incorporation or by-laws or any agreement, judgment, injunction, order, decree or other instrument binding upon either Borrower or result in the creation or imposition of any Lien on any asset of either Borrower.
     Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of each Borrower and the Notes, if and when issued by a Borrower, constitute valid and binding obligations of such Borrower enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.
     In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.
     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person, firm or corporation without our prior written consent, except for Additional Banks and all Participants.
Very truly yours,

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EXHIBIT D
ASSIGNMENT AND ASSUMPTION AGREEMENT
     AGREEMENT dated as of                     , 20___among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), [DUKE ENERGY CORPORATION] and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent (the “Administrative Agent”).
W I T N E S S E T H
     WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of April 7, 2010, among Duke Energy Corporation and Duke Energy Carolinas, LLC (the “Borrowers”, each individually, a “Borrower”), the Assignor and the other Banks party thereto, as Banks, the Administrative Agent and the other Agents party thereto (the “Credit Agreement”);
     WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers in an aggregate principal amount at any time outstanding not to exceed $                    ;1
     WHEREAS, Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $                     are outstanding at the date hereof; and
     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;*
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

[1]	The asterisked provisions shall be appropriately revised in the event of an assignment after the Maturity Date.

     Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee [, Duke Energy Corporation] and the Administrative Agent, the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.
     Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.2 It is understood that unused commitment fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
     Section 4. Consent to Assignment. This Agreement is conditioned upon the consent of [Duke Energy Corporation] and the Administrative Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by [Duke Energy Corporation] and the Administrative Agent is evidence of this consent. Pursuant to Section 9.06(c) each Borrower agrees to execute and deliver a Note, if required by the Assignee, payable to the order of the Assignee to evidence the assignment and assumption provided for herein.
     Section 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility

[2]	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

with respect to, the solvency, financial condition, or statements of either Borrower, or the validity and enforceability of the obligations of either Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of each Borrower.
     Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     Section 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     Section 8. Administrative Questionnaire. Attached is an Administrative Questionnaire duly completed by the Assignee.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:
Title:

[ASSIGNEE]
By:
Title:

[DUKE ENERGY CORPORATION]
By:
Title:

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent
By:
Title:

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